Exhibit 10.49
Adjustments to Senior Executive Officer Salaries
On December 13, 2005, the Human Resources and Compensation Committee of the Board of Directors of Applied Materials, Inc. (“Applied”) approved the annual base salaries for Applied’s senior executive officers. The indicated salaries are effective December 19, 2005. The salaries for Franz Janker, Nancy H. Handel and Farhad Moghadam have increased from the prior level; the salaries for Michael R. Splinter, Mark R. Pinto and Thomas St. Dennis have not changed. The salaries are as follows:

Executive Officer	Salary
Michael R. Splinter	$945,000
Franz Janker	$500,000
Nancy H. Handel	$440,000
Farhad Moghadam	$475,000
Mark R. Pinto	$416,160
Thomas St. Dennis	$450,000